EXHIBIT 99.1

Trimble Second Quarter 2010 Revenue $333.4 Million, Up 15 Percent;
Non-GAAP EPS $0.42, Up 35 Percent

SUNNYVALE, Calif., July 27, 2010 – Trimble (NASDAQ: TRMB) today announced revenue of $333.4 million for its second quarter ended July 2, 2010, up approximately 15 percent as compared to revenue of $290.1 million in the second quarter of 2009.

Operating income for the second quarter of 2010 was $40.6 million, up approximately 41 percent as compared to the second quarter of 2009. Operating margin in the second quarter of 2010 was 12.2 percent, as compared to an operating margin of 9.9 percent in the second quarter of 2009.

Amortization of intangibles was $13.9 million in the second quarter of 2010, as compared to $13.0 million in the second quarter of 2009. The impact of stock-based compensation expense was $5.0 million, as compared to $4.6 million in the second quarter of 2009. There was also $0.4 million of restructuring expense and $1.8 million of non-recurring acquisition costs in the second quarter of 2010. This compares to a $3.5 million restructuring expense, a $0.2 million acquisition-related inventory step-up charge, and $2.3 million of non-recurring acquisition costs in the second quarter of 2009.

Excluding these items, second quarter 2010 non-GAAP operating income of $61.7 million was up 18 percent, as compared to the second quarter of 2009. Non-GAAP operating margin was 18.5 percent in the second quarter of 2010, as compared to 18.1 percent in the second quarter of 2009.

As previously announced on May 11, 2010, Trimble made an agreement with the IRS that resulted in a one-time charge of approximately $27.5 million in the second quarter of 2010 and a reduced annual ongoing tax rate guidance of 22 to 24 percent. The second quarter 2010 tax rate, excluding the one-time charge, was 16 percent.

Because of the above one-time $27.5 million charge, second quarter 2010 net income was $6.4 million, down 70 percent, as compared to the second quarter of 2009. Diluted earnings per share for the second quarter of 2010 were $0.05, as compared to diluted earnings per share of $0.17 for the second quarter of 2009.

Adjusting for the items noted above and excluding the $27.5 million charge, non-GAAP net income of $51.6 million for the second quarter of 2010 was up 38 percent, as compared to the second quarter of 2009. Diluted non-GAAP earnings per share for the second quarter of 2010 were $0.42, as compared to diluted non-GAAP earnings per share of $0.31 in the second quarter of 2009. The tax rate for the second quarter of 2010 was 16 percent compared to 29 percent in the second quarter of 2009.

“Second quarter results demonstrated continuing improvement in market conditions and reinforced our earlier expectations for full year results,” said Steven W. Berglund, Trimble’s president and chief executive officer. “Engineering and Construction revenue and profitability were significantly stronger than the prior year, in spite of inconsistent market conditions in the residential and commercial markets. The relative strength of the segment is primarily a result of the growing engagement of the SITECH channel, general improvement in the heavy and highway market, improving conditions in the market for surveying instruments, and continuing strength in international markets. As expected, Field Solutions was relatively unchanged compared to the prior year with agriculture sales down modestly and GIS revenue growing at a double digit rate. Mobile Solutions’ segment performance was unimpressive due to the loss of a major account. We have rationalized the segment’s cost base to restore profitability and anticipate growth in the second half based on identified pipeline,” Berglund continued. “Overall, the uncertainties in the environment will require us to remain careful in our outlook. However, our recent ability to produce meaningful improvement in our overall financial performance without the full participation of all our businesses allows us to anticipate an improving trend as the lagging businesses begin to contribute more fully,” Berglund concluded.

Trimble Results by Business Segment

Segment operating income is revenue less cost of goods sold and operating expenses, excluding general corporate expenses, restructuring expenses, amortization of intangibles, amortization of acquisition-related inventory step-up charges, non-recurring acquisition costs, and the impact of stock-based compensation expense.

Engineering and Construction (E&C)

Second quarter 2010 E&C revenue was $188.4 million, up approximately 28 percent as compared to the second quarter of 2009, due to strong sales of both survey and machine control products across most geographies and strengthened distribution through the new SITECH channel.

Operating income in E&C for the second quarter 2010 was $33.9 million, or 18.0 percent of revenue, as compared to $19.2 million, or 13.0 percent of revenue, in the second quarter of 2009. Non-GAAP operating income was $35.8 million, or 19.0 percent of revenue, as compared to $20.6 million, or 14.0 percent of revenue, in the second quarter of 2009. The improvement in non-GAAP operating margin was due to operating leverage from increased revenue.

Field Solutions

Second quarter 2010 Field Solutions revenue was $80.2 million, approximately flat with the second quarter of 2009. Sales of agricultural products were down, offset by strong sales of geographical information system (GIS) products.

Operating income in Field Solutions for the second quarter 2010 was $29.0 million, or 36.2 percent of revenue, as compared to $30.1 million, or 37.8 percent of revenue, in the second quarter of 2009. Non-GAAP operating income was $29.5 million, or 36.7 percent of revenue, as compared to $30.4 million, or 38.1 percent of revenue, in the second quarter of 2009. The decrease in non-GAAP operating margin was due primarily to increased investment in research and development.

Mobile Solutions

Second quarter 2010 Mobile Solutions revenue was $38.2 million, down 2 percent as compared to the second quarter of 2009.

Operating income in Mobile Solutions for the second quarter 2010 was $0.3 million, or 0.8 percent of revenue, as compared to $3.6 million, or 9.3 percent of revenue, in the second quarter of 2009. Non-GAAP operating income was $0.5 million, or 1.4 percent of revenue, as compared to $4.8 million or 12.2 percent of revenue, in the second quarter of 2009. The decline in non-GAAP operating margin was due to the previously disclosed loss of a large customer.

Advanced Devices

Second quarter 2010 Advanced Devices revenue was $26.6 million, up approximately 11 percent as compared to the second quarter of 2009.

Operating income in Advanced Devices for the second quarter 2010 was $5.2 million, or 19.5 percent of revenue, as compared to $4.8 million, or 20.2 percent of revenue, in the second quarter of 2009. Non-GAAP operating income in Advanced Devices was $5.6 million, or 21.2 percent of revenue, as compared to $5.2 million, or 21.6 percent of revenue, in the second quarter of 2009.

Stock Repurchase Program

Trimble repurchased $67.7 million in stock at an average price of $28.67 during the second quarter of 2010.

Use of Non-GAAP Financial Information

To help our readers understand our past financial performance and our future results, we supplement the financial results that we provide in accordance with generally accepted accounting principles, or GAAP, with non-GAAP financial measures. The specific non-GAAP measures which we use along with a reconciliation to the nearest comparable GAAP measures and the explanation for why management chose to exclude selected items and the additional purposes for which these non-GAAP measures are used can be found at the end of this release. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies. Our non-GAAP results are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business, and to make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. Management generally compensates for the limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure or measures. Investors are encouraged to review the reconciliation of our non-GAAP financial measures to the comparable GAAP results, which is attached to this earnings release. Additional financial information about our use of non-GAAP results can be found on the investor relations page of our Web site at http://investor.trimble.com.

Forward Looking Guidance

For the third quarter of 2010 Trimble expects revenue between $303 million and $308 million, with GAAP earnings per share of $0.19 to $0.21 and non-GAAP earnings per share of $0.32 to $0.34. Non-GAAP guidance for the third quarter of 2010 excludes the amortization of intangibles of $14.0 million related to previous acquisitions and the anticipated impact of stock-based compensation expense of $5.7 million. Both GAAP and non-GAAP earnings per share assume a 22 to 24 percent tax rate and 123.0 million shares outstanding.

Investor Conference Call / Webcast Details

Trimble will hold a conference call on Jul. 27, 2010 at 1:30 p.m. PT to review its second quarter 2010 results. It will be broadcast live on the Web at http://investor.trimble.com. Investors without Internet access may dial into the call at (800) 528-9198 (U.S.) or (702) 928-6633 (international). A replay of the call will be available for seven days at (800) 642-1687 (U.S.) or (706) 645-9291 (international) and the pass code is 86612820. The replay will also be available on the Web at the address above.

About Trimble

Trimble applies technology to make field and mobile workers in businesses and government significantly more productive. Solutions are focused on applications requiring position or location—including surveying, construction, agriculture, fleet and asset management, public safety and mapping. In addition to utilizing positioning technologies, such as GPS, lasers and optics, Trimble solutions may include software content specific to the needs of the user. Wireless technologies are utilized to deliver the solution to the user and to ensure a tight coupling of the field and the back office. Founded in 1978, Trimble is headquartered in Sunnyvale, Calif.

For more information visit www.trimble.com.

Safe Harbor

Certain statements made in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These statements include expectations for future financial market and economic conditions, the ability to deliver revenue, earnings per share that Trimble has guided for the third quarter and full year 2010, the expected tax-rate, the anticipated impact of stock-based compensation expense, the amortization of intangibles related to previous acquisitions, the amount and timing of repurchases under the stock repurchase program, and the return to profitability of the mobile solutions segment. The Company may suspend its stock repurchase plan at any time and for any reason without further notice. These forward-looking statements are subject to change, and actual results may materially differ from those set forth in this press release due to certain risks and uncertainties. If the current economic conditions in Europe or elsewhere worsen it may negatively impact our customers’ purchasing decisions worldwide, including in emerging markets. In addition, the Company's results may be adversely affected if the Company is unable to market, manufacture and ship new products or obtain new customers for its mobile solutions segment. Any weakening of our accounts receivable or write-off of goodwill could also impair our financial results. Any failure to achieve predicted results could negatively impact the Company's revenues, cash flow from operations, and other financial results. The Company’s financial results will also depend on a number of other factors, including the risks detailed from time to time in reports filed with the SEC, including its quarterly reports on Form 10-Q and its annual report on Form 10- K. Undue reliance should not be placed on any forward-looking statement contained herein, especially in light of greater uncertainty than normal in the economy in general. These statements reflect the Company's position as of the date of this release. The Company expressly disclaims any undertaking to release publicly any updates or revisions to any statements to reflect any change in the Company's expectations or any change of events, conditions, or circumstances on which any such statement is based.

FTRMB

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	Jul-2,	Jul-3,	Jul-2,	Jul-3,
	2010	2009	2010	2009

Revenue	$333,363	$290,063	$652,378	$579,017
Cost of sales	169,937	147,263	329,955	292,259
Gross margin	163,426	142,800	322,423	286,758
Gross margin (%)	49.0%	49.2%	49.4%	49.5%

Operating expenses
Research and development	36,552	33,457	72,442	67,594
Sales and marketing	50,522	45,163	100,290	94,098
General and administrative	27,290	26,622	55,837	52,664
Restructuring	375	1,302	1,006	4,925
Amortization of purchased intangible assets	8,126	7,530	16,172	14,499
Total operating expenses	122,865	114,074	245,747	233,780

Operating income	40,561	28,726	76,676	52,978

Non-operating income, net
Interest income	244	223	643	422
Interest expense	(411)	(465)	(809)	(958)
Foreign currency transaction loss, net	(1,869)	(216)	(1,123)	(32)
Income from equity method investments, net	3,147	586	5,621	479
Other income (expense), net	(825)	927	(511)	488
Total non-operating income, net	286	1,055	3,821	399

Income before taxes	40,847	29,781	80,497	53,377

Income tax provision	34,076	8,631	45,574	14,530
Net income	6,771	21,150	34,923	38,847
Less: Net income attributable to noncontrolling interests	418	293	672	525
Net income attributable to Trimble Navigation Ltd.	$6,353	$20,857	$34,251	$38,322

Earnings per share attributable to Trimble Navigation Ltd.
Basic	$0.05	$0.17	$0.28	$0.32
Diluted	$0.05	$0.17	$0.28	$0.32

Shares used in calculating earnings per share:
Basic	120,654	119,551	120,707	119,406
Diluted	124,099	121,897	123,964	121,411

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	Jul-2,	Jan-1
	2010	2010
Assets

Current assets:
Cash and cash equivalents	$261,660	$273,848
Restricted cash	17,151	-
Accounts receivables, net	219,583	202,293
Other receivables	3,916	11,856
Inventories, net	159,179	144,012
Deferred income taxes	38,694	39,686
Other current assets	19,761	18,383
Total current assets	719,944	690,078

Property and equipment, net	46,058	44,635
Goodwill	769,438	764,193
Other purchased intangible assets, net	190,803	202,782
Other non-current assets	54,290	51,589

Total assets	$1,780,533	$1,753,277

Liabilities

Current liabilities:
Current portion of long-term debt	$2,004	$445
Accounts payable	70,756	53,775
Accrued compensation and benefits	49,958	43,272
Deferred revenue	68,161	68,968
Accrued warranty expense	14,266	14,744
Income taxes payable	43,727	-
Other accrued liabilities	44,916	42,041
Total current liabilities	293,788	223,245

Non-current portion of long-term debt	151,018	151,038
Non-current deferred revenue	13,636	15,599
Deferred income taxes	36,261	38,857
Other non-current liabilities	43,422	59,983
Total liabilities	538,125	488,722

Commitments and contingencies

Equity

Shareholders' equity:
Common stock	735,861	720,248
Retained earnings	472,386	491,367
Accumulated other comprehensive income	20,670	48,297
Total Trimble Navigation Ltd. shareholders' equity	1,228,917	1,259,912
Noncontrolling interests	13,491	4,643
Total equity	1,242,408	1,264,555

Total liabilities and equity	$1,780,533	$1,753,277

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended
	Jul-2,	Jul-3,
	2010	2009

Cash flow from operating activities:
Net Income	$34,923	$38,847

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	8,736	9,071
Amortization expense	27,733	25,348
Provision for doubtful accounts	2,596	3,053
Amortization of debt issuance cost	113	113
Deferred income taxes	(4,461)	(3,406)
Stock-based compensation	10,625	8,780
Income from equity method investments	(5,621)	(479)
Gain on bargain purchase	-	(386)
Excess tax benefit for stock-based compensation	(1,412)	(304)
Provision for excess and obsolete inventories	3,173	2,933
Other non-cash items	(3,447)	(2,401)

Add decrease (increase) in assets:
Accounts receivables	(15,398)	4,117
Other receivables	7,647	5,242
Inventories	(19,747)	(7,556)
Other current and non-current assets	1,003	2,289

Add increase (decrease) in liabilities:
Accounts payable	17,315	4,790
Accrued compensation and benefits	8,142	2,808
Accrued liabilities	(21,680)	8,591
Deferred revenue	676	7,224
Income taxes payable	44,393	-
Net cash provided by operating activities	95,309	108,674

Cash flow from investing activities:
Acquisitions of businesses, net of cash acquired	(33,605)	(39,029)
Acquisition of property and equipment	(11,030)	(7,415)
Acquisitions of intangible assets	(297)	(26,839)
Purchases of equity method investments	(3,692)	-
Net purchases of debt and equity securities	-	(6,995)
Increase in restricted cash for business acquisition	(17,151)	-
Dividends received	5,000	-
Other	67	(513)
Net cash used in investing activities	(60,708)	(80,791)

Cash flow from financing activities:
Issuance of common stock	17,867	5,775
Repurchase and retirement of common stock	(60,510)	-
Excess tax benefit for stock-based compensation	1,412	304
Payments on long-term debt and revolving credit lines	(94)	(149)
Net cash provided by financing activities	(41,325)	5,930

Effect of exchange rate changes on cash and cash equivalents	(5,464)	1,815

Net increase in cash and cash equivalents	(12,188)	35,628
Cash and cash equivalents - beginning of period	273,848	142,531

Cash and cash equivalents - end of period	$261,660	$178,159

REPORTING SEGMENTS
(Dollars in thousands)
(Unaudited)

	Reporting Segments
	Engineering
	and	Field	Mobile	Advanced
	Construction	Solutions	Solutions	Devices

THREE MONTHS ENDED JULY 2, 2010:
Revenue	$188,441	$80,158	$38,188	$26,576

Operating income before corporate allocations:	$33,921	$28,980	$324	$5,181
Operating margin (% of segment external net revenues)	18.0%	36.2%	0.8%	19.5%

THREE MONTHS ENDED JULY 3, 2009:
Revenue	$147,240	$79,787	$39,065	$23,971

Operating income before corporate allocations:	$19,160	$30,148	$3,648	$4,833
Operating margin (% of segment external net revenues)	13.0%	37.8%	9.3%	20.2%

SIX MONTHS ENDED JULY 2, 2010:
Revenue	$346,059	$176,059	$76,147	$54,113

Operating income before corporate allocations:	$52,728	$68,293	$2,223	$10,806
Operating margin (% of segment external net revenues)	15.2%	38.8%	2.9%	20.0%

SIX MONTHS ENDED JULY 3, 2009:
Revenue	$274,891	$178,944	$77,353	$47,829

Operating income before corporate allocations:	$21,669	$72,351	$6,796	$9,145
Operating margin (% of segment external net revenues)	7.9%	40.4%	8.8%	19.1%

GAAP TO NON-GAAP RECONCILIATION
(Dollars in thousands, except per share data)
(Unaudited)

		Three Months Ended				Six Months Ended
		Jul-2,		Jul-3,		Jul-2,		Jul-03,
		2010		2009		2010		2009
		Dollar	% of	Dollar	% of		% of		% of
		Amount	Revenue	Amount	Revenue		Revenue		Revenue
GROSS MARGIN:
GAAP gross margin:		$163,426	49.0%	$142,800	49.2%	$322,423	49.4%	$286,758	49.5%
Restructuring	(A)	55	0.0%	2,198	0.7%	98	0.0%	3,063	0.5%
Amortization of purchased intangibles	(B)	5,790	1.7%	5,475	1.9%	11,559	1.8%	10,760	1.9%
Stock-based compensation	(C)	486	0.2%	477	0.2%	987	0.2%	915	0.2%
Amortization of acquisition-related inventory step-up	(D)	-	0.0%	247	0.1%	71	0.0%	470	0.1%
Non-GAAP gross margin:		$169,757	50.9%	$151,197	52.1%	$335,138	51.4%	$301,966	52.2%

OPERATING EXPENSES:
GAAP operating expenses:		$122,865		$114,074		$245,747		$233,780
Restructuring	(A)	(375)		(1,302)		(1,006)		(4,925)
Amortization of purchased intangibles	(B)	(8,126)		(7,530)		(16,172)		(14,499)
Stock-based compensation	(C)	(4,498)		(4,077)		(9,638)		(7,865)
Non-recurring acquisition costs	(E)	(1,764)		(2,340)		(2,502)		(2,805)
Non-GAAP operating expenses:		$108,102		$98,825		$216,429		$203,686

OPERATING INCOME:
GAAP operating income:		$40,561	12.2%	$28,726	9.9%	$76,676	11.7%	$52,978	9.1%
Restructuring	(A)	430	0.1%	3,500	1.2%	1,104	0.2%	7,988	1.4%
Amortization of purchased intangibles	(B)	13,916	4.2%	13,005	4.5%	27,731	4.3%	25,259	4.4%
Stock-based compensation	(C)	4,984	1.5%	4,554	1.6%	10,625	1.6%	8,780	1.5%
Amortization of acquisition-related inventory step-up	(D)	-	0.0%	247	0.1%	71	0.0%	470	0.1%
Non-recurring acquisition costs	(E)	1,764	0.5%	2,340	0.8%	2,502	0.4%	2,805	0.5%
Non-GAAP operating income:		$61,655	18.5%	$52,372	18.1%	$118,709	18.2%	$98,280	17.0%

NET INCOME:
GAAP net income attributable to Trimble Navigation Ltd.		$6,353		$20,857		$34,251		$38,322
Restructuring	(A)	430		3,500		1,104		7,988
Amortization of purchased intangibles	(B)	13,916		13,005		27,731		25,259
Stock-based compensation	(C)	4,984		4,554		10,625		8,780
Amortization of acquisition-related inventory step-up	(D)	-		247		71		470
Non-recurring acquisition costs	(E)	1,774		1,954		2,312		2,419
Income tax effect on non-GAAP adjustments	(F)	24,165		(6,741)		18,151		(12,155)
Non-GAAP net income attributable to Trimble Navigation Ltd.		$51,622		$37,376		$94,245		$71,083

DILUTED NET INCOME PER SHARE:
GAAP diluted net income per share attributable to Trimble Navigation Ltd.		$0.05		$0.17		$0.28		$0.32
Restructuring	(A)	-		0.03		0.01		0.07
Amortization of purchased intangibles	(B)	0.11		0.11		0.22		0.21
Stock-based compensation	(C)	0.04		0.04		0.09		0.07
Amortization of acquisition-related inventory step-up	(D)	-		-		-		-
Non-recurring acquisition costs	(E)	0.02		0.02		0.02		0.02
Income tax effect on non-GAAP adjustments	(F)	0.20		(0.06)		0.14		(0.10)
Non-GAAP diluted net income per share attributable to Trimble Navigation Ltd.		$0.42		$0.31		$0.76		$0.59

OPERATING LEVERAGE:
Increase (decrease) in non-GAAP operating income		$9,283				$20,429
Increase (decrease) in revenue		$43,300				$73,361
Operating leverage (increase in non-GAAP operating income as a % of increase in revenue)		21.4%				27.8%

			% of Segment		% of Segment		% of Segment		% of Segment
			Revenue		Revenue		Revenue		Revenue
SEGMENT OPERATING INCOME:
Engineering and Construction
GAAP operating income before corporate allocations:		$33,921	18.0%	$19,160	13.0%	$52,728	15.2%	$21,669	7.9%
Stock-based compensation	(G)	1,878	1.0%	1,431	1.0%	3,603	1.1%	2,739	1.0%
Non-GAAP operating income before corporate allocations:		$35,799	19.0%	$20,591	14.0%	$56,331	16.3%	$24,408	8.9%

Field Solutions
GAAP operating income before corporate allocations:		$28,980	36.2%	$30,148	37.8%	$68,293	38.8%	$72,351	40.4%
Stock-based compensation	(G)	477	0.5%	260	0.3%	933	0.5%	482	0.3%
Non-GAAP operating income before corporate allocations:		$29,457	36.7%	$30,408	38.1%	$69,226	39.3%	$72,833	40.7%

Mobile Solutions
GAAP operating income before corporate allocations:		$324	0.8%	$3,648	9.3%	$2,223	2.9%	$6,796	8.8%
Stock-based compensation	(G)	217	0.6%	1,103	2.9%	1,419	1.9%	2,247	2.9%
Non-GAAP operating income before corporate allocations:		$541	1.4%	$4,751	12.2%	$3,642	4.8%	$9,043	11.7%

Advanced Devices
GAAP operating income before corporate allocations:		$5,181	19.5%	$4,833	20.2%	$10,806	20.0%	$9,145	19.1%
Stock-based compensation	(G)	457	1.7%	346	1.4%	900	1.6%	671	1.4%
Non-GAAP operating income before corporate allocations:		$5,638	21.2%	$5,179	21.6%	$11,706	21.6%	$9,816	20.5%

FOOTNOTES TO GAAP TO NON-GAAP RECONCILIATION

(Unaudited)

The non-GAAP financial measures included in the previous table are non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income, non-GAAP net income, non-GAAP diluted net income per share and operating leverage, and non-GAAP segment operating income before corporate allocations.  These non-GAAP measures can be used to evaluate the Company's historical and prospective financial performance, as well as its performance relative to competitors.  The Company believes some of its investors track the Company's "core operating performance" as a means of evaluating the Company's performance in the ordinary, ongoing, and customary course of its operations.  Management also believes that looking at its core operating performance provides a supplemental way to provide consistency in period to period comparisons.  Accordingly, management excludes from non-GAAP those items relating to restructuring, amortization of purchased intangibles, stock based compensation, amortization of acquisition-related inventory step-up and non-recurring acquisition costs, which the Company believes are not indicative of its core operating performance.

(A)
Restructuring. Included in our GAAP presentation of cost of sales and operating expenses, restructuring costs recorded are primarily for employee compensation resulting from reductions in employee headcount in connection with our company restructurings.  We exclude restructuring from our non-GAAP measures because we believe it is not indicative of our core operating performance.

(B)
Amortization of purchased intangibles.  Included in our GAAP presentation of cost of sales and operating expenses, amortization of purchased intangibles recorded arise from prior acquisitions and are non-cash in nature.  We exclude these expenses from our non-GAAP measures because we believe they are not indicative of our core operating performance.

(C)
Stock-based compensation. Included in our GAAP presentation of cost of sales and operating expenses, stock-based compensation consists of expenses for employee stock options and awards and purchase rights under our employee stock purchase plan.  We exclude stock-based compensation expense from our non-GAAP measures because some investors may view it as not reflective of our core operating performance as it is a non-cash expense.   For the three months and six months ended July 2, 2010 and July 3, 2009, stock-based compensation was allocated as follows:

	Three Months Ended		Six Months Ended
	Jul-2,	Jul-3,	Jul-2,	Jul-3,
(Dollars in thousands)	2010	2009	2010	2009
Cost of sales	$486	$477	$987	$915
Research and development	984	854	1,931	1,638
Sales and Marketing	1,347	1,062	2,730	2,066
General and administrative	2,167	2,161	4,977	4,161
	$4,984	$4,554	$10,625	$8,780

(D)
Amortization of acquisition-related inventory step-up.  The purchase accounting entries associated with our business acquisitions require us to record inventory at its fair value, which is sometimes greater than the previous book value of the inventory.  Included in our GAAP presentation of cost of sales, the increase in inventory value is amortized to cost of sales over the period that the related product is sold.  We exclude inventory step-up amortization from our non-GAAP measures because we do not believe it is indicative of our core operating performance.

(E)
Non-recurring acquisition costs.  Included in our GAAP presentation of operating expenses and non-operating income, net, non-recurring acquisition costs consist of external and incremental costs resulting directly from merger and acquisition activities such as legal, due diligence and integration costs.  Also included are unusual acquisition related items such as adjustments to the fair value of earnout liabilities and payments made to settle earnout and holdback disputes.  We exclude these items because they are non-recurring and unique to specific acquisitions and are not indicative of our core operating performance.

(F)	Income tax effect on non-GAAP adjustments. This amount adjusts the provision for income taxes to reflect the effect of the non-GAAP adjustments on non-GAAP net income.

(G)
Stock-based Compensation. The amounts consist of expenses for employee stock options and awards and purchase rights under our employee stock purchase plan. As referred to above we exclude stock-based compensation here because investors may view it as not reflective of our core operating performance.  However, management does include stock-based compensation for budgeting and incentive plans as well as for reviewing internal financial reporting. We discuss our operating results by segment with and without stock-based compensation expense, as we believe it is useful to investors.  Stock-based compensation not allocated to the reportable segments was approximately $2.0 million and $1.4 million for the three months ended July 2, 2010 and July 3, 2009, respectively and $3.8 million and $2.6 million for the six months ended July 2, 2010 and July 3, 2009, respectively.